ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                   JUNE 5, 1998

                                     BETWEEN

                             NORTHWEST PIPE COMPANY

                                       AND

                              L.B. FOSTER COMPANY

                            ASSET PURCHASE AGREEMENT


	ASSET PURCHASE AGREEMENT (hereinafter called "Agreement"), dated as of June 5, 1998, between Northwest Pipe Company, an
Oregon corporation ("Buyer") and L.B. Foster Company, a
Pennsylvania corporation and its predecessors ("Seller"):

                                  RECITALS

	A.	Buyer wishes to purchase from Seller all of the assets owned by Seller as defined below as the "Purchased Assets", which constitute substantially all of the assets owned and used by Seller in conducting Seller's steel pipe manufacturing business in Parkersburg, West Virginia and Seller wishes to sell the Purchased Assets to Buyer, in accordance with the terms and conditions of this Agreement.

	B.	Buyer and Seller wish to make certain representations,
warranties, covenants and agreements in connection with the Transaction.

	NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:


                                 ARTICLE 1

Definitions and Principles of Interpretation

1.1	Defined Terms
---------------------

	As used in this Agreement, the following terms shall have the respective meanings set forth below:

	"Accounts Receivable": The trade and accounts receivable of Seller with respect to the Business as of Closing determined in accordance with GAAP, excluding all trade and accounts receivable which should be classified as doubtful in accordance with GAAP.

	"Affiliate": As to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

	"Affiliated Group": An "affiliated group" as defined in Section1504(a)(1) of the Code.

	"Assumed Contracts": The contracts, commitments and agreements of Seller identified in Section 4.16 of the Seller's Disclosure
Schedule which will be assumed in writing by Buyer at Closing, and the Minor Contracts which shall be assumed in writing by Buyer at Closing.

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	"Assumed Liabilities":  The obligations of Seller related to the Business to be performed after the Closing under, and in accordance with, the terms and conditions of the following: (i) the Assumed Contracts and (ii)any trade payables of Seller agreed in writing by Buyer, at its sole discretion, to be assumed by Buyer at Closing.

	"Authorized Representative": As to any Person, such Person's officers, directors, employees, counsel and accountants.

	"Business": The design, manufacture, distribution and sale of water transmission, industrial and other steel pipe and pipe piling, and all other related activities, conducted by Seller and Seller's Affiliates at the Real Property.

	"Business Records": All originals and/or copies of all data and records related to the Purchased Assets and the Business, including, but not limited to, financial, corporate, operations and sales books, records, books of accounts, formulae, business reports, plans and projections, sales and purchase records, lists of supplies and customers, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records, reference catalogues, insurance files, and other records, on whatever media, pertaining to the Purchased Assets, the Business, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business, but excluding all personnel records and the Excluded Assets.

	"Buyer's Accountants":  Coopers & Lybrand LLP.

	"Buyer's Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by Buyer to Seller and attached hereto.

	"Claims Period":  Except as otherwise specifically provided in
Section 11.1, the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

	"Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

	"Confidentiality Agreement":  The letter agreement dated
October 21, 1997 between Seller and Buyer.

	"Consent": Any consent, permission, approval or authorization of or by any Person.

	"Contract": Any written or oral contract, open order, lease and other agreement directly related to the Purchased Assets or the Business to be performed in whole or part after the Closing in which Seller is a party or by which Seller is bound (other than the Employee Contracts and the Minor Contracts) including, without limitation, all distributor, sales representative and

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dealer agreements, purchase and supply contracts, leases,
maintenance contracts, license and royalty agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, Liens, security interests, covenants not to compete, confidentiality or indemnification, by or for the benefit of Seller, or by which Seller is bound, purchase and sale orders and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

	"Customer Lists": All past (within the last three years) and current customer lists of the Business.

	"Employee": any current officer, director, employee, or agent of Seller who renders or rendered services at the Real Property primarily in connection with the Purchased Assets or the Business.

	"Employee Contract": Any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within thirty (30) days without liability to Seller), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers' compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or the like, which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by Seller and
(iii)covers any one or more Employee.

	"Environmental Laws": All present federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), Permits, and other requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials. Such laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and
Recovery Act; Clean Water Act; Clean Air Act; Hazardous
Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts.

	"Environmental Liabilities": Any Loss to the extent suffered or incurred by Buyer by reason of, or in connection with, any of the conditions, circumstances or events described in any of the reports listed in Section 4.19 of Seller's Disclosure Schedule, provided that such Loss is suffered or incurred (i)in order to comply with the requirements of Environmental Laws, (ii)in response to any notice, order, investigation, requirement or Proceeding of any federal, state or local regulatory agency or authority, (iii)in response to any third party litigation, or
(iv)as a preventative measure that is designed to address, reduce or mitigate a potential future Loss in a manner that is consistent with prudent business practices and that has been approved in writing by Seller, which such approval shall not be

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unreasonably withheld, (or if not so approved, as determined through arbitration to be necessary to address, reduce or mitigate a potential future Loss). Notwithstanding the foregoing, a Loss shall not be an Environmental Liability to the extent that it is incurred as a result of a change in the use of the Real Property and would not have been an Environmental Liability if the Real Property were used for industrial purposes.

	"ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

	"Escrow Agent":  United States National Bank of Oregon, N.A.

	"Escrow Funds": An amount equal to ten percent (10%) of the aggregate Net Realizable Value, as estimated prior to Closing under Section 2.5.1.

	"GAAP": United States generally accepted accounting principles recommended from time to time by the Financial Accounting Standards Board.

	"Governmental Authority": Any United States federal, state or municipal entity, any foreign government, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

	"Hazardous Materials": Materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under any of the Environmental Laws. "Hazardous Materials" shall specifically include, but not be limited to, petroleum or petroleum products, including crude oil and any fraction thereof.

	"Intangible Property": Other than Excluded Assets, all intellectual property rights of Seller, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools, engineering drawings related to Seller's facility on the Real Property, and other proprietary rights used by Seller pertaining to any product, software or service manufactured, marketed, licensed or sold by Seller in the conduct of the Business or used, employed or exploited, or available for use, in the development, licensing, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software (to the extent transferable), records and disclosures.

	"Inventory": All raw material, work-in-process and finished goods inventory determined in accordance with GAAP owned by Seller at Closing and available for use in the Business.

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	"Knowledge":  As to any Person, that which such Person actually knows or should know after due inquiry and review; in the case of the Knowledge of Buyer, that which William R. Tagmyer, Brian
W. Dunham or Charles L. Koenig actually know or should know after due inquiry and review, and, in the case of the Knowledge of Seller, that which Larry Smith, Jeff Gardner, Bob Houser or
Hershell Petty actually know or should know after due inquiry and review, and that which Lee B. Foster, Roger F. Nejes,
William S. Cook, David Voltz, Steven Hart or Linda Tepenning actually know.

	"Leases":  The Lease Agreement dated October 19, 1978 between
AMAX Inc., as lessor ("Lessor"), and Seller, as lessee, as amended by Amendment to Lease Agreement dated August 16, 1993 covering the portion of the Real Property described as Parcel A in the Title Report, and Lease Agreement dated August 1, 1987 between Lessor, as lessor, and Seller, as lessee, covering the portion of the Real Property described as Parcel B in the Title
Report, which leases grant Seller a leasehold interest in the Real Property.

	"Lien": Any mortgage, pledge, lien, charge, encumbrance, security interest, option, easement, right-of-way, encroachment, reservation, restriction, gas, oil, other mineral and water rights, or other right of any Person, or any material restriction of any nature whatsoever or claim of any kind, but shall not include Permitted Exceptions or, with respect to Assumed Contracts or leased Tangible Personal Property, any restrictions or limitations set forth in such Assumed Contracts or leases.

	"Loss": Any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and reasonable costs and expenses incurred in investigating, preparing, defending against or prosecuting any Proceeding).

	"Material Adverse Effect:" An adverse effect on the Purchased Assets, the Business or the properties, assets, conditions
(financial or otherwise), liabilities, or operations of Seller comprising or related to the Purchased Assets or the Business taken as a whole, in an amount in excess of $25,000, taking into consideration the insurance maintained by or for the benefit of Seller.

	"Minor Contracts": To the extent directly relating to the Business, any blanket inventory purchase order by Seller in an aggregate amount of less than $5,000 annually and of a duration of less than one year, any other purchase and sale order by Seller under $5,000, and any agreements relating to office equipment, production support equipment, maintenance, security or utilities, or other contracts and agreements which, in the aggregate for all contracts and/or agreement with any one
Person, result in the incurrence of annual expenditures by Seller of less than $5,000.

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	"Net Realizable Value":  The amount determined in accordance with GAAP (excluding all doubtful trade and accounts receivable) of (i) the net realizable value of the Purchased Accounts
Receivable (net of reserves for bad debts and returns and allowances) plus (ii) the carrying value of all Purchased
Inventory, valued at the lower of Seller's cost or market (net of reserves for damaged, obsolete or excess Inventory), with work-in-process inventory for jobs identified on Schedule 1.1.3 being valued on a percentage of completion basis as defined by GAAP, with estimated earned profit on such work-in-process being equal to the lesser of (a) 50% of such profit earned through the Closing Date or (b) $100,000, less (iii)the aggregate amount of all trade payables of Seller assumed in writing by Buyer, at its sole discretion, at Closing as part of the Assumed Liabilities.

	"Order": Any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other
Governmental Authority.

	"Pending":  As to any Proceeding or other circumstance, where
(i)a Proceeding has been commenced and Seller has received notice of such Proceeding, or (ii)where Seller has been informed in writing that a third party has determined to commence a Proceeding against Seller and where applicable, has retained counsel for such purpose.

	"Permit": Any permit, license, franchise, consent, variance, exemption, or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority, including without limitation, any required pursuant to the Hart Scott Rodino
Improvement Act of 1976, as amended.

	"Permitted Exceptions": Exceptions Nos. 3 through 21 in the Title Report together with taxes for the year 1998 which constitute a lien against the Real Property, but are not yet ascertainable, due or payable.

	"Person": Any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental
Authority or other entity of any kind.

	"Proceeding": Any claim, suit, action, arbitration, investigation or proceeding.

	"Purchased Accounts Receivable": All Accounts Receivable other than those listed on Schedule 1.1.1.

	"Purchased Assets": Excluding the Excluded Assets, all right, title and interest of Seller in and to all of the following: (i) the Purchased Accounts Receivable; (ii) the Assumed Contracts;
(iii) the Business Records; (iv) the Customer Lists; (v) the
Intangible Property; (vi) the Purchased Inventory; (vii) the
Tangible Personal Property; (viii) all transferable Permits held by Seller related to the Purchased Assets or the Business; and
(ix) all gas, oil and other mineral rights related to the Real Property.

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	"Purchased Inventory":  All Inventory except as listed on Schedule 1.1.2.

	"Real Property": All of the real property described in the Title Report as Parcel A and Parcel B, together with (i) all buildings and improvements located thereon and (ii)all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto and subject to the option to purchase contained in the Leases.

	"Release": Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

	"Relevant Insider": Any officer, director, manager or purchasing agent of Seller.

	"Seller's Accountants":  Ernst & Young, LLP.

	"Seller's Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by Seller to Buyer and attached hereto.

	"Subsidiary": As to any Person, any other Person of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

	"Tangible Personal Property": Other than Excluded Assets, all tangible personal property (other than Inventory) owned or leased by Seller and used to conduct the Business including, without limitation, compressors, production and processing equipment, warehouse equipment, cranes (both overhead and others) and associated structures, conveyors, spiral mills, spigot roll machines, expanders, Hydrotesters, screw jacks, cylinder finishing equipment, I.D. and O.D. blast and paint equipment, plate rolls, forklifts, a grader and other mobile equipment, maintenance equipment, transportation equipment, other equipment, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto, and certain steel pipe manufacturing assets not currently being used in the Business, including, but not limited to, three surplus spiral mills (Armco, Driam, and PRD), a surplus pipe expander and a newly acquired Hewlett Packard ink-jet CAD plotter.

	"Tax": Any income, excise, franchise, sales, use, transfer, gross receipts, payroll, personal property, real property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, of any Governmental Authority.

	"Tax Period" or "Taxable Period": Any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

	"Tax Return": Any type of return or report required to be filed as a result of any Tax, and any return or informational report required to be filed under the Code including, but not limited to, IRS forms 941, 1099 and 5500.

	"Title Company":  Ticor Title Insurance Company.

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	"Title Report":  Commitment for title insurance No. L98-166
dated as of May 22, 1998, issued by Title Company, attached hereto as Exhibit 1.1.

	"Transaction": The execution, delivery and performance of this Agreement and the other agreements contemplated hereby, including the sale and purchase of the Purchased Assets and the other actions required in connection therewith.

1.2	Other Defined Terms
-----------------------

	Term	                                       Section
---------------------------------------------------------------------

	Assignment, Modification and Consent        	3.2.2
	Authorized Representatives                  	8.6
	Benefit Arrangement                         	4.9.1
	Buyer                                       	Introductory Paragraph
	Buyer's Bring-Down Certificate               8.2.3
	Closing                                      3.1
	Closing Certificate                         	2.5.1
	Closing Date                                	3.1
	Closing Date Financial Report               	2.5.3
	Closing Date Payment                        	2.6.1
	COBRA                                        4.9.9
	Company                                      Introductory Paragraph
	Confidential Information                     9.2
	Disclosing Party                             11.5
	Employee Plan                                4.9.1
 Escrow Agreement                             3.2.3
	Excluded Asset                               2.3
	Financial Statements                         4.4.1
	Indemnified Party                            11.4.1
	Indemnity Obligor                            11.4.1
	Insurance                                    4.23
	Material Permits                             4.8
	Objection Notice                             2.5.3
	Purchase Price                               2.4
	Preliminary Net Realizable Value            	2.5.1
	Registered Intangible Property              	4.13.1
	Restricted Territory                        	9.1.3
	Seller                                       Recitals
	Seller's Bring-Down Certificate             	8.1.3

1.3 Certain Rules of Interpretation
----------------------------------------

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	1.3.1		The name assigned to this Agreement and the section
captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.
Unless otherwise specified, (a)the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and
(b)references herein to "Articles" or "Sections" refer to articles or sections of this Agreement.

	1.3.2	The use of words in the singular or plural, or with a
particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

	1.3.3	Time is of the essence in the performance of the parties'
respective obligations.

	1.3.4	Unless otherwise specified, all references to money
amounts are to U.S. currency.

1.4	Exhibits and Schedules
-------------------------------

	The exhibits and schedules to this Agreement, as listed below, are incorporated by this reference into this Agreement:

		Seller's Disclosure Schedule
		Buyer's Disclosure Schedule
		Schedule 1.1.1 - Exclusions from Purchased Accounts Receivable
		Schedule 1.1.2 - Exclusions from Purchased Inventory
		Schedule 1.1.3 - Work-in-Process Inventory
		Schedule 2.3 - Excluded Assets
		Schedule 2.8 - Allocation of Purchase Price
		Exhibit 1.1 - Title Report
		Exhibit 3.2.2 - Assignment, Modification and Consent
		Exhibit 3.2.3 - Form of Escrow Agreement
		Exhibit 3.2.7 - Form of Opinion of Seller's Counsel
		Exhibit 3.3.7 - Form of Opinion of Buyer's Counsel

1.5	Accounting Principles
------------------------------

	All references, if any, to generally accepted accounting principles means to GAAP and all accounting terms, if any, not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP.


                                ARTICLE 2

                   Purchase and Sale of Assets of Seller

2.1	Transfer of Purchased Assets; Assumption of Assumed Liabilities
------------------------------------------------------------------------

	Subject to the terms and conditions contained in this Agreement, on the Closing Date:

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	2.1.1	Seller shall sell, convey, transfer, assign, and deliver
to Buyer, and Buyer shall acquire from Seller, the Purchased
Assets, free and clear of any Liens; provided, however, that with respect to the freedom from Liens on the Real Property and on oil, gas and other mineral rights, Seller only represents that Seller has no Knowledge of any such Liens. At the Closing, Seller shall deliver all of the Purchased Assets to Buyer, to be delivered at Seller's facility located at the Real Property.
Risk of loss to the Purchased Assets shall pass to Buyer at the Closing.

	2.1.2	Buyer shall assume the Assumed Liabilities.

2.2	Liabilities Not Assumed
--------------------------------

	It is expressly understood and agreed that, other than the Assumed Liabilities, Buyer shall not assume, nor shall it be liable for, and Seller shall retain and pay or perform, any liability, indebtedness (including, without limitation, indebtedness to current or former shareholders, directors, officers or employees of Seller), obligation, claim against or contract of Seller of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller (including, without limitation, any Tax liability, any liability in respect of labor relations or practices or any Employee Plans, any product, environmental, safety or health liability (including, but not limited to, any liability arising from matters disclosed in the environmental reports listed in Section 4.19 of Seller's Disclosure Schedule regarding the Real Property before Closing), or any liability for legal, accounting and other expenses of Seller or in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement). If on or before Closing, Buyer, in its sole discretion, agrees in writing to assume other liabilities specifically agreed to in writing by the parties, the Purchase Price will be decreased on a dollar-for-dollar basis in an amount equal to the aggregate amount of any additional trade payables assumed by Buyer, and the Purchase
Price will be adjusted as agreed upon by the parties as to any other such additional assumed liabilities.

2.3	Property Not Acquired
------------------------------

	Notwithstanding any other provisions herein, Seller shall retain full ownership and all rights with respect to the assets described in Schedule 2.3 (the "Excluded Assets").

2.4	Purchase Price
-----------------------

	As consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Buyer shall pay to Seller an amount equal to the Purchase Price and shall assume the Assumed Liabilities. The term "Purchase Price" means Five
Million Three Hundred Five Thousand Five Hundred Twelve Dollars
($5,305,512) plus the Net Realizable Value.

2.5	Physical Inventory; Audit; Closing Date Financial Report
-----------------------------------------------------------------

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	2.5.1	On the third day prior to the Closing Date, the Chief
Financial Officer of Seller shall prepare a certificate (the
"Closing Certificate") containing a proforma estimate of the Net Realizable Value as of the Closing Date (the "Preliminary Net Realizable Value") which shall be subject to limited procedures of inquiry by Buyer and Buyer's Accountants as to reasonableness. The Closing shall proceed, and the payments required to be made on the Closing Date pursuant to Section 2.6 shall be determined, on the basis of the Closing Certificate.

	2.5.2	There shall be conducted by Buyer, in accordance with
GAAP, a physical taking of the inventory commencing at 8:00
A.M., local time, on the Closing Date, at all of Seller's facilities where the Purchased Assets are located. With respect to any Inventory of Seller located at any premises not owned or leased by Seller, Buyer (or, if not available to Buyer, Seller) shall obtain from an appropriate representative of each Person who is in possession of any such off-site Inventory, written certification as to the amount of such off-site Inventory as of such date; provided, however, that with respect to inventory which is enroute, the parties may rely upon the invoice or other reliable evidence of the transaction. The valuation of Inventory will be computed by Buyer in accordance with GAAP and with the practices and procedures and other methods consistent with the definition herein of Net Realizable Value used in computing the value of Inventory for purposes of preparation of the Financial Statements (except to the extent inconsistent with GAAP or the definition herein of Net Realizable Value).

	2.5.3	As promptly as reasonably practical and, in any event,
not later than 30 days after the Closing Date, Buyer shall prepare and deliver to Seller a report as of the Closing Date in accordance with GAAP (the "Closing Date Financial Report"), which report shall set forth the aggregate Net Realizable Value determined in accordance with GAAP. For purposes of this Report, the aggregate "materiality" level shall not be less than $20,000. If Seller does not object in writing to the Closing
Date Financial Report within fifteen (15) days after delivery, such Closing Date Financial Report shall automatically become final and conclusive. Any such written objection (the
"Objection Notice") shall set out the reasons for Seller's objection, the amount in dispute (if determinable), and the basis for the calculation of such amount (if determinable). In the event that Seller properly objects in writing to the Closing
Date Financial Report within said 15-day review period, Seller and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Closing Date Financial Report. If Seller and Buyer agree in writing on the content of the Closing Date Financial Report, such Closing Date Financial Report shall become final and conclusive.

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	2.5.4	With respect to any Inventory and Accounts Receivable as
to which Seller disagrees with the value assigned to it by Buyer under Section 2.5.3, Seller may, at its option, request to regain title and possession of such Inventory or Accounts Receivable, which request shall not be unreasonably denied by Buyer, and the Net Realizable Value shall be calculated with such Inventory and/or Accounts Receivable being, for all purposes, an Excluded
Asset. If Buyer and Seller are unable to settle any dispute with respect to the Closing Date Financial Report within fifteen
(15) days after the delivery to Buyer of the Objection Notice, the dispute shall be referred to arbitration by a single arbitrator, if such parties can agree upon one arbitrator, or otherwise by three arbitrators, of whom one shall be appointed by Buyer and one shall be appointed by Seller and the third shall be chosen by the first two named arbitrators. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in Chicago, Illinois in accordance with the rules of the American
Arbitration Association in effect at that time. Buyer and Seller shall cooperate in completing any arbitration as expeditiously as possible and the arbitrators may hire such experts as may appear to be appropriate. If a single arbitrator is used, all of the costs and expenses of the arbitration shall be borne equally by Buyer and Seller or in such other manner as the arbitrator may determine to be appropriate. If three arbitrators are used, the costs and expenses of the third arbitrator and any experts engaged by such arbitrator shall be borne equally by Buyer and Seller and each such party shall pay the costs and expenses of the arbitrator appointed by it. Each arbitrator shall be an audit partner with a "Big Six" certified public accounting firm other than Seller's Accountants or Buyer's Accountants. Arbitration under this Section 2.5 shall be in substitution for and precludes the bringing of any Proceeding in any court in connection with any dispute regarding the Closing Date Financial Report.

	2.5.5	The determination of the arbitrator(s) shall be made
within thirty (30) days after the date on which the dispute was referred to arbitration and the determination of the arbitrator(s) shall be final and binding on all parties. The
Closing Date Financial Report and the Purchase Price shall be adjusted in accordance with the determination of the arbitrator(s).

2.6	Payments by Buyer
--------------------------

	Buyer shall pay to Seller the consideration set forth in
Section 2.4 as follows:

	2.6.1	On the Closing Date, Buyer shall pay to Seller an amount
equal to $5,305,512 plus an amount equal to ninety percent of the Preliminary Net Realizable Value (the "Closing Date
Payment"). The Closing Date Payment shall be paid by wire transfer to an account designated by Seller to Buyer in writing not less than three (3) days prior to the Closing Date.

	2.6.2	On the Closing Date, Buyer shall deposit the Escrow Funds
with the Escrow Agent to be held and disbursed pursuant to the terms of the Escrow Agreement.

	2.6.3	On the Closing Date, Buyer shall assume the Assumed Liabilities.

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
	2.6.4	Within ten (10) days after the completion of the Closing
Date Financial Report, Seller or Buyer, as the case may be, shall pay to the other the amount by which the Purchase Price is greater or less than the sum of the Closing Date Payment and the Escrow Funds. If the Purchase Price is greater than the sum of the Closing Date Payment and the Escrow Funds, Buyer shall pay such difference to Seller first by authorizing release of the Escrow Funds to Seller and with respect to the amount in excess of the Escrow Funds, by wire transfer to an account designated by Seller to Buyer in writing. If the Purchase Price is less than the Closing Date Payment, Seller shall pay such difference to Buyer first by authorizing release of the Escrow Funds to Buyer and with respect to the amount in excess of the Escrow
Funds, by wire transfer to an account designated by Buyer to Seller in writing. In any other case, a portion of the Escrow
Funds in an amount equal to the Purchase Price less the Closing
Date Payment shall be released to Seller and the remainder of the Escrow Funds shall be released to Buyer. If either party fails to pay any amount owing to the other party pursuant to this subsection (except if due to the other party's failure to take any action necessary to release all or part of the Escrow
Funds) within the specified 10-day period, then the amount so owing shall be payable on demand and interest shall accrue on the unpaid amount from the date due until paid at the prime rate of interest charged by Bank of America National Association, plus five percent (5%) per annum, but not to exceed the maximum rate permitted by applicable law. Any interest earned on the initial amount deposited in the Escrow fund shall be paid to each of Seller and Buyer in the same proportion as their ultimate distributions of the principal of the Escrow Funds.

2.7	Accounts Receivable
----------------------------

	Buyer shall have the right to return to Seller any Purchased Accounts Receivable at any time within the six (6) months after the Closing Date on condition that Buyer shall have taken such actions as are reasonably required to preserve Seller's lien and bond rights with respect to such Purchased Accounts Receivable, and Seller shall pay to Buyer, in immediately available funds, the amount paid by Buyer to Seller for such Purchased Accounts Receivable, less any amounts collected by Buyer with respect to such Purchased Accounts Receivable. Unless designated by payor, payments received by Buyer on account shall be applied first to the oldest receivable balance on that account. For the six months after the Closing Date, Buyer shall provide Seller with a listing of Purchased Accounts Receivable that remain open as of the end of any such month, provided that Buyer shall not be required to provide any such listing unless Seller specifically requests it in writing. Any listing of open Purchased Accounts Receivable required by the preceding sentence shall be delivered to Seller within ten days of the end of the month for which the listing is requested or ten days after Buyer receives the written request, whichever is later.

2.8	Allocation of Purchase Price
-------------------------------------

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
	The Purchase Price shall be allocated as set forth on
Schedule 2.8. Unless otherwise agreed in writing by Buyer and Seller, Buyer and Seller shall (i) reflect the Purchased Assets in their books and for federal, state, local and foreign tax reporting purposes in accordance with such allocation, (ii) file all forms required under Section 1060 of the Code and all other tax returns and reports in accordance with and based upon such allocation and (iii) unless required to do so in accordance with a "determination" as defined in Section 1313(a)(1) of the Code, take no position in any tax return, tax proceeding, tax audit or otherwise which is inconsistent with such allocation.


                                 ARTICLE 3

                                  Closing

3.1	Closing of Sale and Purchase
-------------------------------------

	Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Purchased Assets pursuant to Article2 hereof (the "Closing") shall take place at the offices of Ater Wynne Hewitt Dodson & Skerritt, LLP, 222
S.W. Columbia, Suite 1800, Portland, Oregon 97201, or any other place as Buyer and Seller mutually agree, at 9:00a.m. on the date three (3) business days following the satisfaction of all of the conditions set forth in Article 8, or such earlier or later date as the parties may mutually agree upon in writing
(the "Closing Date"). The Closing shall be effective as of 7:00 a.m. Eastern Time on the Closing Date.

3.2	Deliveries by Seller
-----------------------------

	At Closing, Seller shall deliver to Buyer (and in the case of the Escrow Agreement referenced below, to the Escrow Agent) the following:

	3.2.1	One or more bills of sale conveying in the aggregate all
of the personal property of Seller included in the Purchased
Assets, assignments of the Assumed Contracts, assignments of the Intangible Property in recordable form, and such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions of this Agreement;

	3.2.2	Duly executed originals or counterparts of the Landlord
Consent, Assignment, Assumption, Modification and Memorandum of
Leases by Seller, Buyer and Lessor, in recordable form (or with a memorandum thereof in recordable form) and otherwise in substantially the form set forth in Exhibit 3.2.2 (the
"Assignment, Modification and Consent");

	3.2.3	Duly executed originals or counterparts of an Escrow
Agreement in substantially the form set forth in Exhibit 3.2.3
(the "Escrow Agreement");

	3.2.4	Seller's Bring-Down Certificate;

	3.2.5	A certified copy of the resolutions duly adopted by the
Board of Directors of Seller authorizing the Transaction;

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
	3.2.6	An officers' certificate certifying the incumbency and
specimen signatures of the officers of Seller executing this Agreement and related documents;

	3.2.7	An opinion of David L. Voltz, counsel for Seller, dated
as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.2.7;

	3.2.8	An affidavit executed by Seller to the effect that Seller
is not a "foreign person" within the meaning of Section1445 of the Code; and

	3.2.9	A Quitclaim Deed conveying to Buyer all of Seller's
right, title and interest in and to all oil, gas and other mineral rights related to the Real Property.

	3.2.10	Such other agreements and documents, Buyer's receipt of
which is specified in Article8 as a condition to Buyer's closing obligations.

3.3	Deliveries by Buyer
----------------------------

	At the Closing, Buyer shall deliver the following:

	3.3.1	To Seller, the Closing Date Payment;

	3.3.2	To the Escrow Agent, the Escrow Funds;

	3.3.3	To Seller, an assumption of the Assumed Contracts and
such other instruments of assumption evidencing Buyer's assumption of the Assumed Liabilities as Seller shall deem necessary;

	3.3.4	To Seller and the Escrow Agent, duly executed originals
or counterparts of the Escrow Agreement;

	3.3.5	To Seller, Buyer's Bring-Down Certificate;

	3.3.6	To Seller, a certified copy of the resolutions duly
adopted by the Board of Directors of Buyer authorizing the Transaction;

	3.3.7	To Seller, an opinion of Ater Wynne Hewitt Dodson &
Skerritt, LLP counsel for Buyer, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit
3.3.7; and

	3.3.8	To Seller, such agreements and documents, the delivery of
which is specified in Article 8 as a condition to Seller's closing obligations.

3.4	Closing Escrow
-----------------------

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
	Buyer and Seller shall engage Title Company (or such other national title insurance company as mutually agreed to by Buyer and Seller) to act as escrow agent to facilitate, on the Closing Date, the payment of the Closing Date Payment and the release of Liens on or affecting the Purchased Assets. The parties shall deliver to and deposit with said escrow agent that portion or all of the Closing Date Payment as they shall deem necessary, together with all documents and instruments necessary or appropriate to effect the release of said Liens. All costs and expenses incurred by the parties pursuant to this Section shall be borne equally by Buyer and Seller.


                                 ARTICLE 4

                    Representations and Warranties of Seller

	Seller represents and warrants to Buyer that, except as otherwise disclosed in this Agreement, including the Seller's
Disclosure Schedule, which identifies exceptions by specific section reference:

4.1	Organization and Qualification
---------------------------------------

	Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has the corporate power to carry on its business as it is now being conducted and currently proposed to be conducted. Seller is qualified to conduct business and is in good standing in the state of West Virginia, county of Wood, and district of Lubeck.
Section 4.1 of the Seller's Disclosure Schedule sets forth each tradename or assumed business name used now or in the past by Seller in the conduct of the Business. Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

4.2	No Subsidiaries
------------------------

	Seller conducts the Business directly and not through any subsidiary, association, joint venture, partnership, limited liability company or other business entity.

4.3	Authority Relative to this Agreement
---------------------------------------------

	4.3.1	Seller has all necessary power and authority and has
taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

	4.3.2	The Transaction has been duly authorized by Seller's
Board of Directors. No shareholder Consent or other corporate proceedings on the part of Seller are necessary to authorize the Transaction.

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
	4.3.3	This Agreement has been duly executed and delivered by
Seller and constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

	4.3.4	Neither the execution, delivery or performance of this
Agreement, or any other agreement relating hereto, or any aspect of the Transaction, will: (a) conflict with, or violate any provision of, or constitute or result in a breach or default
(with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, under (i) any charter or bylaw of Seller, or (ii)any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets; or (b) result in or require the imposition of any Lien with respect to, or upon, Seller or its properties or assets.

	4.3.5	No Permit or Consent is necessary or required for the
consummation by Seller of the Transaction, other than the Assignment, Modification and Consent, the customer consents and other items set forth in Seller's Disclosure Schedule.

4.4	Financial Statements
-----------------------------

	4.4.1	Set forth in Seller's Disclosure Schedule are true and
complete copies of the (i)selected financial data of Seller related to the Purchased Assets and the Business as of December 31, 1997 and March 31, 1998 and (ii)related statements of operations. Collectively, the financial statements of Seller described in this subsection are referred to as the "Financial Statements".

	4.4.2	The Financial Statements are in accordance with the books
and records of Seller and fairly present the financial position, results of operations and cash flows of Seller related to the Purchased Assets and the Business as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied, except as otherwise indicated in such Financial Statements.

	4.4.3	Seller does not have any liabilities or obligations other
than general corporate obligations (absolute, accrued, contingent or otherwise) which are material to the Purchased
Assets or the Business, and which are not disclosed or provided for in the Financial Statements, except: (i)liabilities and obligations incurred between March 31, 1998 and the date hereof in the ordinary course of the Business, consistent with past practice, (ii)as otherwise disclosed in this Agreement, including the Seller's Disclosure Schedule, and (iii)for liabilities and obligations which would not be reflected in a financial statement prepared in accordance with GAAP.

4.5	Absence of Certain Changes or Events
---------------------------------------------

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
	Since December 31, 1997, there has not been:

	4.5.1	any material adverse change in the Purchased Assets or
the condition (financial or otherwise), liabilities (net of any corresponding increase in assets), or results of operations of Seller related to the Business, other than changes in laws or regulations of general applicability;

	4.5.2	any damage, destruction or loss, whether covered by
insurance or not, materially and adversely affecting the Purchased Assets or the Business;

	4.5.3	any increase in the compensation of or granting of
bonuses payable or to become payable by Seller to any Employee whose 1997 calendar-year compensation (salary plus bonus) exceeded $50,000, other than annual increases or bonuses consistent with the past practices of Seller or pursuant to the terms and provisions of the Employee Contracts and not exceeding, for any such Employee, ten percent (10%) of such Employee's 1997 calendar-year compensation;

	4.5.4	any sale or transfer by Seller of any material tangible
or intangible asset used in connection with the Business, any granting of a Lien relating to any such material asset, any lease of real property or equipment used in connection with the Business, or any cancellation of any debt or claim related to the Business, except in the ordinary course of business;

	4.5.5	any material change in accounting methods or principles
or any increase in the value at which any of the Purchased
Assets are recorded in the Business Records of Seller
(including, without limitation, any change in depreciation or amortization policies or rates);

	4.5.6	any amendment or termination of any Contract or Permit to
which Seller is a party and related to the Business or the Purchased Assets, except in the ordinary course of business;

	4.5.7	any loan by Seller to any Person related to the Business
or guaranty by Seller of any such loan, other than loans reflected in the Financial Statements;

	4.5.8	any waiver or release of any material right or claim of
Seller related to the Business or the Purchased Assets, except in the ordinary course of business;

	4.5.9 any commencement or notice or, to Seller's Knowledge, threat of commencement of any Proceeding against or investigation of Seller related to the Purchased Assets or the Business;

	4.5.10	any labor trouble or claim of wrongful discharge or
other unlawful labor practice or action involving the Business or the Purchased Assets; or

	4.5.11	to Seller's Knowledge, any other event or condition of
any character that has or is expected to have a Material Adverse Effect;

4.6	Litigation
-------------------

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
	There is no Proceeding Pending or, to Seller's Knowledge, threatened against Seller related to the Purchased Assets or the Business which, either alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect or relating to or affecting the Transaction in any adverse manner, nor is there any Order outstanding against Seller related to the Purchased Assets or the Business or otherwise having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any Material Adverse Effect or relate to or affect the Transaction in any adverse manner.

4.7	Taxes
--------------

	4.7.1	Seller has duly filed all Tax Returns related to the
Purchased Assets, the Real Property and the Business with the proper Governmental Authority, and all such Tax Returns were correct and complete in all material respects.

	4.7.2	Seller has paid in full all Taxes required to be paid by
Seller with respect to the Purchased Assets, the Real Property and the Business for Tax Periods occurring since January 1, 1991;
no deficiencies in excess of $5,000 have been or, to Seller's
Knowledge, will be assessed with respect thereto for any such period through the date hereof; and no notice of deficiency or assessment with respect to Seller has been received.

	4.7.3	All Taxes related to the Purchased Assets, the Real
Property and the Business which Seller has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority.

	4.7.4	None of the Tax Returns related to the Purchased Assets,
the Real Property or the Business which include or should have included Seller have been examined by any Governmental
Authority; there are no Pending audits of such Tax Returns;
there are no claims which have been or, to Seller's Knowledge, may be asserted relating to such Tax Returns; and no notice of audit or examination with respect to such Tax Returns has been received.

	4.7.5	There are no federal, state, local or foreign Tax Liens
upon any of the Purchased Assets or the Real Property, and, to Seller's Knowledge, there are no unpaid Taxes which are or could become a Lien on the Purchased Assets or the Real Property or related to the Business, except for current Taxes not yet due and payable.

	4.7.6	There have been no waivers or extensions of any statute
of limitations by Seller with respect to any Governmental
Authority responsible for assessing or collecting Taxes related to the Purchased Assets, the Real Property or the Business.

	4.7.7	Correct and complete copies of all Tax Returns related
exclusively to the Purchased Assets, the Real Property and the Business since January 1, 1991, which have been requested by Buyer or any Authorized Representative have been provided to Buyer.

	4.7.8	Seller has not agreed or been required to make any
adjustment under Section 481(a) of the Code with respect to any of the Purchased Assets or the Business by reason of a change in accounting method or otherwise, except for adjustments under
Section 481(a) which have been fully recognized on or before the Closing Date.

	4.7.9	Seller has not participated in, and will not prior to
Closing participate in, an international boycott related to the Business within the meaning of Section 999 of the Code.

	4.7.10	Seller is not a foreign person as defined in Section 1445
of the Code.

4.8	Compliance with Permits, Applicable Laws and Agreements
----------------------------------------------------------------

	4.8.1	Seller holds all Permits required in connection with the
ownership or operation of the Purchased Assets or the Business, the failure of which to hold would have a Material Adverse
Effect (the "Material Permits").  The Seller's Disclosure
Schedule sets forth a true and complete list of all Material
Permits.  Seller is in compliance with the terms of the Material
Permits, except for such failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

	4.8.2	The Business and the ownership and operation of the
Purchased Assets are being conducted in compliance with all laws, ordinances and regulations of all Governmental
Authorities, except for possible violations which individually or in the aggregate do not and would not have a Material Adverse Effect.

	4.8.3	Seller is not in default (and not in a circumstance
which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which Seller is a party related to the Purchased Assets or the Business, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have a Material Adverse Effect.

	4.8.4	The provisions of this Sectionshall not be construed or
applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 4.

4.9	Employee Plans and Benefit Arrangements
------------------------------------------------

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
	4.9.1	The Seller's Disclosure Schedule sets forth a true and
complete list of all the following: (i)each "employee benefit plan," as such term is defined in Section 3(3) of ERISA related to any Employee or any beneficiaries or dependents of any Employee (each an "Employee Plan"), and (ii)each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred compensation, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employee or any beneficiaries or dependents of any Employee, whether or not insured or funded, (A)pursuant to which Seller has any material liability or (B)constituting an employment or severance agreement or arrangement with any Employee (each, a "Benefit Arrangement"). Seller has used its reasonable efforts to make available to Buyer with respect to each Employee Plan and Benefit Arrangement: (i)a true and complete copy of all written documents, including amendments, comprising such Employee Plan or Benefit Arrangement or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii)all Form 5500s or
Form 5500-Cs (including all schedules thereto), if applicable;
(iii)the most recent financial statements and actuarial reports, if any; (iv)the summary plan description currently in effect and all material modifications thereof, if any; and (v)the most recent IRS determination letter, if any; and (vi)filings with the Department of Labor, including, but not necessarily limited to, "top hat" filings pursuant to Department of Labor Regulation
Section 2520.104-23, if any. Any such Employee Plans and Benefit Arrangements not so provided are not in the aggregate material to the Purchased Assets or the Business.

	4.9.2	(i)  Seller has established and maintained in all
material respects each Employee Plan and Benefit Arrangement in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code; and (ii)to Seller's Knowledge, any third party trustee has complied in all material respects in the maintenance of each Employee Plan and Benefit Arrangement with all applicable laws and requirements. None of Seller, nor, to Seller's Knowledge, any of Seller's Employees, nor any other disqualified Person or party-in-interest with respect to any Employee Plan, has engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which Seller could have or has any material liability.

	4.9.3	Seller has no Employee Plan that is subject to Title IV of ERISA.

	4.9.4	There are no Pending or, to Seller's Knowledge,
threatened Proceedings by any Employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan or Benefit Arrangement, the assets held thereunder, the trustee of any such assets, or Seller relating to any of the Employee Plans, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, there are no Pending, or to Seller's Knowledge, threatened Proceedings by any Governmental Authority of or against any Employee Plan or Benefit Arrangement, the trustee of any assets held thereunder, or Seller relating to any of the Employee Plans or Benefit Arrangements.

	4.9.5	Since January 1, 1995 no Employee Plan has been the
subject of an IRS or Department of Labor audit. There are no Pending Proceedings or threatened Proceedings in which the "qualified" status of any Employee Plan is at issue and in which revocation of the determination letter has been threatened. Each such Employee Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would materially adversely affect the "qualified" status of the Employee Plan. No distributions have been made from any of the Employee Plans that would violate in any material respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the Closing Date. There has been no termination, partial or otherwise, as defined in Section 411(d) of the Code and the regulations thereunder, of any Employee Plan.

	4.9.6	Seller has made all required contributions under each
Employee Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements.

	4.9.7	The Transaction (either alone or together with any
additional or subsequent events) does not constitute an event under any Employee Plan, Benefit Arrangement or individual Employee Contract, that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employee.

	4.9.8	No Employees and no beneficiaries or dependents of
Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

	4.9.9	The Employee Plans that are group health plans (as
defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder, (such provisions of law and regulations are hereinafter referred to as "COBRA")) have complied in all material respects at all times during the past three (3) years with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. Seller and its agents who administer any of the Employee Plans or Benefit Arrangements, have complied in all material respects at all times during the past three (3) years and will continue to comply in all material respects through the Closing, with the notification and written notice requirements of COBRA. There are no Pending or, to Seller's Knowledge, threatened Proceedings by any current Employee, former Employee, participants or by the beneficiary, dependent or representative of any such person, involving the failure of any Employee Plan or Benefit Arrangement or of any other group health plan ever maintained by Seller to comply with the health care continuation coverage requirements of COBRA.

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
	4.9.10	There are no agreements with, or Pending petitions for
recognition of, a labor union or an association as the exclusive bargaining agent for any of the Employees of Seller; no such petitions have been pending at any time within two years of the date of this Agreement, and, to Seller's Knowledge, there has not been any organizing effort by any union or other group seeking to represent any Employees as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now
Pending or, to Seller's Knowledge, threatened against Seller.

4.10	Employee Contracts and Non-Disclosure Agreements
----------------------------------------------------------

	The Seller's Disclosure Schedule contains a true complete and correct list of all written Employee Contracts and a summary of all oral Employee Contracts. All of the Employees are "at-will" employees, and no Employees have oral or written employment agreements with Seller guaranteeing a term of employment or compensation.

4.11	Real Property
-----------------------

	4.11.1	Except for sales or headquarters offices, the Real
Property is the only real property used by Seller in the operation of the Purchased Assets and the Business. To Seller's Knowledge, the legal descriptions for the Real Property that are attached to the Title Report are true, complete and correct.
(i)Seller has a valid leasehold interest in the Real Property pursuant to the Leases, subject only to the Permitted
Exceptions, (ii) Seller enjoys peaceful and undisturbed possession of the Real Property (iii)the interests of Seller in the Real Property are not subject to any commitment for sale or use by any Person other than Seller, (iv)to Seller's Knowledge, the interests of Seller in the Real Property are not subject to any Lien which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of Seller's business,
(v)Seller's use of the Real Property is in compliance in all material respects with all applicable zoning laws, (vi)the RealProperty, and Seller's use thereof, is in compliance in all material respects with all applicable building code and other laws (other than zoning laws), and (vii) under the Leases, Seller has a valid and specifically enforceable option to purchase the Real Property according to the terms and conditions described in the Leases, which leasehold interest and option to purchase shall be validly transferred to Buyer upon the execution and delivery of the Assignment, Modification and Consent.

	4.11.2	There are no condemnation or eminent domain Proceedings
Pending or, to Seller's Knowledge, contemplated or threatened, against the Real Property or any part thereof, and Seller has no Knowledge of any intention of any Governmental Authority to take or use the Real Property or any part thereof. There are no existing or, to Seller's Knowledge, contemplated or threatened, general or special assessments affecting Seller's interests in the Real Property or any portion thereof. Seller has not received notice of any Pending or threatened Proceeding before any Governmental Authority which relates to the ownership, maintenance, use or operation of Seller's interest in the Real
Property, nor does Seller have Knowledge of any fact which might give rise to any such Proceeding.

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
	4.11.3	To Seller's Knowledge, the buildings and improvements on
the Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair.
The only repairs and/or replacements of such buildings and improvements currently planned or required in order to keep such buildings and improvements in a reasonable state of repair are those, the expense of which is included in the capital budget of Seller for 1998 related to the Purchased Assets and the Business, which budget is included in the Seller's Disclosure Schedule.

	4.11.4	To Seller's Knowledge, the buildings, structures and
improvements on each parcel of the Real Property lie entirely within the boundaries of such Real Property as specified in the applicable legal description set forth in the Title Report, and no structures of any kind encroach on such Real Property.

	4.11.5	The Real Property has direct and unobstructed access to
adequate electric, gas, water, sewer and telephone lines to support Seller's current operations.

4.12	Tangible Personal Property
------------------------------------

	4.12.1	The Seller's Disclosure Schedule lists each item of
Tangible Personal Property included in the Purchased Assets having a net book value in excess of $5,000, and the Seller's
Disclosure Schedule lists each item of tangible personal property leased by Seller which leases are included in the Assumed Contracts (other than individual leases of office equipment having an annual rental of less than $5,000).

	4.12.2	The Tangible Personal Property constitutes all tangible
personal property necessary to conduct the Business, other than the Excluded Assets. All of the Tangible Personal Property is located at the Real Property and there is no Tangible Personal
Property located at any of the Real Property which is not owned or leased by Seller.

4.13	Intangible Property
-----------------------------

	4.13.1	The Seller's Disclosure Schedule contains a true,
correct and complete list of the Intangible Property, including, but not limited to: (i)United States federal, state and foreign grants, registrations and applications existing or outstanding with respect to the Intangible Property, including, without limitation, all applicable grants, registration, application or serial numbers and other filing or recording information and all expiration dates pertaining thereto (the "Registered Intangible Property"); (ii)all license agreements relating to the Intangible Property; and (iii) all other trademarks, tradenames and service marks which constitute Intangible Property.

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
	4.13.2	(i)The Registered Intangible Property is owned
exclusively by Seller and is used exclusively by Seller, (ii)the Registered Intangible Property is free and clear of all Liens other than Liens arising in the ordinary course of business,
(iii)there is no Pending or, to Seller's Knowledge, threatened Proceeding by or before any Governmental Authority alleging, any infringement or other violation of any right of any third Person in or to the Intangible Property, (iv)there is not now, and there has not been during the past five years, any asserted claim of infringement or other violation of any other intellectual property right of any third Person resulting from the conduct of Seller, and Seller has no Knowledge that such infringement or violation exists or will be alleged, (v)Seller has no Knowledge of any activity by any third Person which does or might constitute an infringement or other violation of Seller's rights in or to any Intangible Property, (vi)Seller has not entered into any license, consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intangible Property or any intellectual property right of any third Person,
(vii)there are no agreements relating to and materially affecting any Intangible Property of Seller or the use or ownership thereof, including, without limitation, license agreements, confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements, settlement agreements and other related agreements; and
(viii)Seller is are not aware of any information which would or might materially adversely affect any of the Intangible Property or render any of the Intangible Property invalid or unenforceable.

	4.13.3	Except for Excluded Assets, the Intangible Property
constitutes all intangible property necessary and sufficient to operate the Business as conducted during the past three(3) years. The consummation of the transactions contemplated hereby will not result in the loss or impairment of Seller's rights in the Intangible Property. No shareholder or Employee of Seller owns, directly or indirectly, in whole or in part, any rights in any of the Intangible Property. Seller has the right to use its corporate name and, each tradename or assumed name under which it conducts its business. No Person has asserted to Seller or, to Seller's Knowledge, threatened to assert to Seller, any claim or made any demand to the right to Seller's corporate name or any such tradename or assumed name or the right to use any such name, and no Proceeding is pending or threatened, which challenges the right of such member with respect thereto. No other Person is using any such names as a corporate name, tradename or assumed name.

4.14	Title to Assets
-------------------------

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
	Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, except as otherwise set forth in the Seller's Disclosure Schedule and other than the following: (a)mechanic's, materialmen's, and similar Liens, (b)Liens for taxes not yet due and payable or for taxes that the Company is contesting in good faith or through appropriate proceedings, (c)purchase money Liens and Liens securing rental payments under capital lease arrangements, and
(d)other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money. Seller has no Knowledge of the existence of any Liens of the type described in clauses (a), (b), (c) and (d) of the preceding sentence. Seller has full right and lawful authority to sell and transfer the Purchased Assets to Buyer. Upon delivery of the conveyance documents described in Section 3.2.1, Seller shall have conveyed to Buyer good, valid and marketable title to the Purchased Assets, and Seller shall have assigned to Buyer all of Seller's right, title and interest under the Leases, free and clear of all Liens, except for the Permitted Exceptions.

4.15	No Customer Concessions
---------------------------------

	No agreement or commitment has been made to any customer of the Business by Seller to provide concessions with respect to price or payment terms with respect to any sale or sales to such customer in the future.

4.16	Assumed Contracts
---------------------------

	4.16.1	The Seller's Disclosure Schedule contains a true and
correct list of the Assumed Contracts. True and correct copies of all of the written Assumed Contracts have been delivered to Buyer. The Seller's Disclosure Schedule contains a summary of the material terms of all oral Assumed Contracts, if any. Each of the Assumed Contracts is valid, binding and enforceable by Seller in accordance with its terms. Each of the Assumed
Contracts was entered into in the ordinary course of business and is not subject to termination except in accordance with its terms or except as provided by applicable law.

	4.16.2	 Each of the Assumed Contracts is in full force and
effect, all fees, rents, royalties and other payments due thereunder are current, and to Seller's Knowledge, no other party, is in material default thereunder or in material breach thereof. To Seller's Knowledge, there exists no event or occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default by Seller or any other party under any of the Assumed Contracts.
The Seller has no Knowledge of any threatened default under any of the Assumed Contracts. Upon delivery of the conveyance documents described in Section 3.2.1 and 3.2.2, Seller shall have conveyed and assigned to Buyer all of Seller's right, title and interest under the Assumed Contracts, including, but not limited to, the Leases, free and clear of all Liens, except for the Permitted Exceptions.

	4.16.3	Seller is not a party to any Assumed Contract which:
(i)was not entered into in the ordinary course of business;
(ii)requires Seller to make any capital expenditure in excess of $10,000, or (iii)has a term of greater than one year (other than Assumed Contracts which are cancelable without penalty in sixty
(60) days or less).

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
4.17	Suppliers and Customers
---------------------------------

	To Seller's Knowledge, no substantial supplier or customer (who accounted for more than 5% of aggregate 1997 annual purchases or more than 5% of aggregate 1997 annual revenues, as the case may be, of the Business) intends to terminate its relationship with Seller; nor does Seller have Knowledge that any material problem or dispute with any supplier or customer exists. In the opinion of Seller, Seller has good business relationships with its suppliers and customers related to the Business. To Seller's
Knowledge consummation of the Transaction will not disrupt any existing relationships with any supplier or customer of Seller related to the Business.

4.18	Products; Product Warranties
--------------------------------------

	4.18.1	The Seller's Disclosure Schedule sets forth a true and
complete list, of (i)all products manufactured, marketed or sold by Seller related to the operation of the Purchased Assets or the Business that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past five (5) years (for purposes of this paragraph, a product shall have been recalled or withdrawn if all or a significant number of products in a product line were recalled or withdrawn) and (ii)to
Seller's Knowledge, all Proceedings (whether completed or pending) at any time during the past five (5) years seeking the recall, withdrawal, suspension or seizure of any product sold by Seller related to the operation of the Purchased Assets or the Business.

	4.18.2	Seller has no Knowledge of any material defect in
design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Seller related to the operation of the Purchased Assets or the Business during the past five (5) years, or any defect in repair to, or replacement of, any such products, which defect could give rise to any Material Adverse Effect.

	4.18.3	Except as provided in any of the standard product
warranties described in this Section, Seller has not sold any products or services related to the operation of the Purchased
Assets or the Business which are subject to an extended warranty of Seller beyond twelve (12) months and which warranty has not yet expired.

4.19	Environmental Matters
-------------------------------

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
	4.19.1	The Purchased Assets, the Real Property, and the
operation of the Business are now and at all times have been in compliance in all material respects with all applicable Environmental Laws, except for instances of non-compliance which have been fully rectified or remediated. There has been and is no Release or threatened Release of any Hazardous Material at, on, under, in, to or from any of the Real Property which relates to Seller's operations and activities at the Real Property or otherwise, except for such Releases which are in compliance in all material respects with all applicable Environmental Laws or would not have a Material Adverse Effect and such Releases which were not in compliance but have been fully rectified or remediated to the standards imposed by Environmental Laws. Seller has not received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at, on, under, in, to or from the Real Property, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property or otherwise.

	4.19.2	Since January 1, 1995 Seller has not received any notice
of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous
Materials at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat. Since
January 1, 1995 neither the Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

	4.19.3	There are no underground storage tanks presently located
at the Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the Real Property which have not been fully rectified or remediated to the standards imposed by Environmental Laws. There are no PCBs, to Seller's Knowledge, located at, on or in the Real Property. There is, to Seller's
Knowledge, no asbestos or asbestos-containing material located at, on or in the Real Property.

4.20	Transactions with Certain Persons
-------------------------------------------

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
	Except as set forth in the Seller's Disclosure Schedule, no Relevant Insider, nor any Person related to any Relevant Insider by blood or marriage, nor any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee, partner or otherwise, or any Affiliate of any of the foregoing (each, a "Related Person"), is presently or at any time during the past five years has been a party to any material transaction with Seller related to the Purchased Assets or the Business, including, without limitation, any contract, agreement or other arrangement (A)providing for the furnishing of material services to or by, (B)providing for the rental or sale of real or personal property to or from, or (C)otherwise requiring payments of an amount in excess of $1,000 annually to or from (other than for services as officers, directors or employees of Seller), such Related Person. Except as set forth in the Seller's Disclosure Schedule, there is no outstanding amount in excess of $1,000 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from Seller to any Related Person or from any Related Person to Seller related to the Purchased Assets or the Business. Each of the Related-Person transactions set forth in the Seller Disclosure Schedule were entered into between Seller and the Related Person on an arms length basis on terms no less favorable to Seller than could be obtained from an unrelated third party.

4.21	Absence of Certain Payments
-------------------------------------

	Neither Seller nor any of its Employees or other Persons acting on behalf of Seller, or any Affiliate of any of the foregoing, have with respect to Seller's business, (i)engaged in any activity, prohibited by the United States Foreign Corrupt
Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii)without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority.
To the Knowledge of Seller, Seller nor any of Seller's shareholders, Employees or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

4.22	Records
-----------------

	All Business Records of Seller related to the Purchased Assets and material to an evaluation of the Business have been made available to Buyer. To Seller's Knowledge, such Business
Records fairly and correctly set out and disclose in all material respects the financial position of the Business. All material financial transactions have been accurately recorded in such Business Records. Seller has taken all reasonable steps to preserve and maintain its Business Records.

4.23	Insurance
-------------------

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
	4.23.1	The Seller's Disclosure Schedule contains a complete and
accurate list of (i)all current policies or binders of fire, product liability, automobile liability, and general liability insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, whether coverage is "occurrence" or "claims made" and a general description of the type of coverage provided and policy exclusions) maintained by Seller and relating to the Purchased
Assets or the Business or personnel employed or used by Seller in the operation of the Business (collectively, the "Insurance").

	4.23.2	All of the Insurance is, and from the date of this
Agreement to the Closing will be, sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which Seller is a party. Seller is not in default in any material respect under any of the Insurance, and Seller has not failed to give any notice or to present any claim under any of the Insurance in a due and timely fashion. To Seller's Knowledge, there are no facts upon which any insurer might be justified in reducing coverage or increasing premiums more than is normal or customary on any of the existing
Insurance. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been, and will from the date of this Agreement through the Closing Date be, timely paid.

	4.23.3	Seller has not experienced insured claims in excess of
current Insurance coverage, and the Insurance is in full force and effect and will be kept in full force and effect through the Closing Date. Except as disclosed in this Agreement, including the Seller's Disclosure Schedule, under the terms of the Insurance, no carrier is allowed to impose retrospective premiums or other charges. To Seller's Knowledge, there will be no retrospective insurance premiums or charges on or with respect to any of the Insurance for any period or occurrence through the date of this Agreement.

4.24	Salaried Employees
----------------------------

	The Seller's Disclosure Schedule lists all salaried employees of Seller primarily employed at Parkersburg, West Virginia in the operation of the Business, showing their names, positions, current annual base compensation, current fringe benefits and, for the most recently completed fiscal year, bonuses.

4.25	No Broker, Etc.
-------------------------

	No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission which may be claimed against Buyer or the Purchased Assets in connection with the Transaction based upon arrangements made by or on behalf of Seller.

4.26	Other Negotiations
----------------------------

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
	Except for the Transaction, there is no existing commitment or offer by Seller to sell all or a substantial part of the Purchased Assets, and there are no pending negotiations for the sale of all or a substantial part of the Purchased Assets, except for sales of inventory in the ordinary course of business.

4.27	No Material Adverse Effect
------------------------------------

	To Seller's Knowledge, except as disclosed in the Seller's Disclosure Schedule, there does not exist any fact or circumstance which, alone or together with another fact or circumstance, which Seller expects to result in a Material
Adverse Effect which fact or circumstance is not known or, through the exercise or ordinary diligence should be known to Buyer.

4.28	No Untrue Statement or Omission
-----------------------------------------

	No representation or warranty made by Seller contained in this Agreement and no statement by Seller and/or any Authorized
Representatives of Seller contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Seller's Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.


                                 ARTICLE 5

                    Representations and Warranties of Buyer

	Buyer represents and warrants to Seller that, except as set forth in Buyer's Disclosure Schedule, which identifies exceptions by specific section reference:

5.1	Organization and Qualification
---------------------------------------

	Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon and has the corporate power to carry on its business as it is now being conducted.

5.2	Authority Relative to this Agreement
---------------------------------------------

	5.2.1	Buyer has the corporate power to enter into this
Agreement and to carry out its obligations hereunder.

	5.2.2	The Transaction has been duly authorized by Buyer's Board
of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the Transaction.

	5.2.3	This Agreement constitutes a valid and binding obligation
of Buyer, enforceable against Buyer in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

	5.2.4	Neither the execution, delivery or performance of this
Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a)require any Consent of the shareholders of Buyer; (b)conflict with, or violate any provision of, or constitute or result in a breach or default
(with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i)any charter or bylaw of Buyer; or (ii)any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets; or (c)result in or require the imposition of any Lien with respect to, or upon, Buyer or its properties or assets.

	5.2.5	No Permit or Consent is necessary or required for the
consummation by Buyer of the Transaction.

5.3	No Broker, Etc.
------------------------

	No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission which may be claimed against Seller or the Purchased Assets in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

5.4	Sufficient Funds Available
-----------------------------------

	Buyer has available to it all funds necessary to satisfy its obligations pursuant to this Agreement.

5.5	No Untrue Statement or Omission
----------------------------------------

	No representation or warranty made by Buyer contained in this Agreement and no statement of Buyer and/or any Authorized
Representative of Buyer contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation Buyer's Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.


                                  ARTICLE 6

                                 Tax Matters

6.1	Tax Payment
--------------------

	6.1.1	Taxes on Sale

	Seller shall be solely responsible for, and shall timely pay, all Taxes related to Seller's ownership of the Purchased Assets and the operation of the Business through Closing, including, without limitation, any deficiency, interest or penalty with respect to such Taxes.

	6.1.2	Transfer Taxes

	Seller shall be responsible for the payment of any transfer, excise, sales and use, business and occupation, gross receipts or other similar Taxes imposed by reason of the transfer of the Purchased Assets (including, without limitation, Taxes attributable to the assignment of the Leases or any part or all of the Real Property imposed as a result of the direct or indirect transfer thereof) pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes.

                                ARTICLE 7

                   Additional Agreements and Covenants

7.1	Conduct of Business of Seller
--------------------------------------

	During the period from the date of this Agreement to the Closing Date, Seller will comply fully with each of the covenants set forth in this Section 7.1:

	7.1.1	Seller will: (i)conduct its operations related to the
Purchased Assets of the Business in compliance with all applicable laws and regulations and according to its ordinary course of business consistent with past practice, (ii)not enter into any material transaction other than in the ordinary course of business consistent with past practice, (iii)with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its assets and current business organizations related to the Purchased Assets or the Business, keep available the service of its current and employees related to the Purchased Assets or the Business and preserve its relationships with customers, suppliers and others having business dealings with it related to the Purchased Assets or the Business with the objective that their goodwill and ongoing businesses shall be unimpaired at the Closing Date, and
(iv)consult with Buyer on a regular basis concerning the management of its assets, properties and business related to the Purchased Assets or the Business, any material new contracts, agreements, commitments or transactions proposed to be entered into or employees proposed to be engaged in by it related to the Purchased Assets or the Business and any other material developments relating to its assets, properties or business related to the Purchased Assets or the Business.

	7.1.2	Except as otherwise permitted in this Agreement, prior to
the Closing Date, Seller will not, without the prior written consent of Buyer:

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
		(i)	(a)Grant any increases in the compensation of any of its
Employees, (b)pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Plan or Benefit Arrangement as in effect on the date hereof to any such Employee, whether past or present, (c)enter into any new or amend any existing employment agreement with any such Employee, (d)enter into any new or amend any existing severance agreement with any such Employee or
(e)except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee
Plan or Benefit Arrangement;

		(ii)	Dispose of, or grant Liens on, any of the Purchased
Assets, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction) provided, however, that Seller may merge into a wholly owned subsidiary for the primary purpose of reincorporating in Pennsylvania;

		(iii)	Engage in the conduct of any business related to the
Purchased Assets or the Business, the nature of which is materially different than the business Seller is currently engaged in;

		(iv)	Enter into any agreement providing for acceleration of
payment or performance or other consequence as a result of a conveyance or other disposition of the Purchased Assets;

		(v)	Enter into any contract, arrangement or understanding
related to the Purchased Assets or the Business requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months or for the expenditure of greater than $10,000 per year, which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the distribution of products or the purchase or production of inventory; or

		(vi)	Authorize or announce an intention to do any of the
foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.2	Notice of Breach; Intervening Events
---------------------------------------------

	Each party to this Agreement shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its Knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing Date or cause a breach of any covenant contained or referenced in this Agreement and will use its best reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Seller's Disclosure Schedule or Buyer's Disclosure Schedule. Any occurence or event after the date of this Agreement which causes any representation or warranty that was true on the date hereof, to be untrue as of the Closing Date and as to which notification was given pursuant to this Section, shall not be a breach of such representation or warrant but shall entitle the party to whom such representation or warranty was made to terminate this Agreement without liability.

7.3	Reasonable Efforts
---------------------------

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
	7.3.1	Each party shall use reasonable efforts to:  (a)obtain
all Permits and Consents required with respect to the Transaction, and the parties will cooperate with each other with respect thereto; (b) promptly take, or cause to be taken, all other actions (including but not limited to the execution, delivery and filing of documents) and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article8 and to consummate and make effective the Transaction on the terms and conditions set forth herein; and (c)not take any action which might reasonably be expected to impair the ability of the parties to consummate the Transaction (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

7.4	Other Transactions
---------------------------

	Prior to the Closing, none of Seller or any of its officers, employees, representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any Person (other than Buyer) concerning any purchase of all or a significant portion of the Purchased Assets or any other transaction that would involve the transfer or potential transfer of control of the Purchased Assets, other than the Transaction. Seller will notify Buyer immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, Seller.

7.5	Access to Information
------------------------------

	Subject to currently existing contractual and legal restrictions applicable to Seller (which Seller represents and warrants are not material) and upon reasonable notice, Seller shall during normal business hours throughout the period prior to the Closing Date or until this Agreement is terminated
(a)afford to Buyer's Authorized Representatives access to the properties, books and records related to the Purchased Assets or the business; and (b)furnish promptly to Buyer's Authorized Representatives all information concerning its business, properties and personnel related to the Purchased Assets or the Business as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any of the respective representations or warranties made by Seller. The use and protection of all information provided by one party to another pursuant to this Section shall be governed by the Confidentiality Agreement.

7.6	Employee Matters
-------------------------

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
	Seller shall terminate the employment of the Employees effective immediately before the Closing. Buyer may, but shall be in no way obligated to, take applications from Employees for employment with Buyer and, conduct employment interviews and testing, including, without limitation, drug testing. Buyer may, but shall be in no way obligated to, offer employment after the Closing Date to certain Employees on terms and conditions established by Buyer, in its sole discretion. Nothing contained in this Agreement shall be construed (i) to affect any right Buyer may have, from and after the Closing Date, to terminate the employment of any of the Employees, or (ii) to confer upon any current or former employee of Seller any rights or remedies, including, without limitation, any rights to any particular benefits in connection with any employment. Seller further agrees that it shall be responsible for any and all salary, bonuses, commissions, vacation, medical, fringe and/or profit-sharing benefits or contributions which are earned, accrued or may accrue to the date of termination or COBRA continuation health coverage as to any current or former employees of Seller, and Seller represents and warrants to Buyer that at as soon as practicable after Closing Seller shall have paid the same to the extent due through the Closing Date. Nothing expressed or implied herein shall confer upon any of the Employees or any other person or entity any rights or remedies, including, without limitation, any right to employment, or continued employment, for any specified period, or any right to any particular benefits in connection with any employment or any nature or kind whatsoever under or by reason of this Agreement. Seller agrees to defend indemnify and hold Buyer harmless from any and all Loss suffered or incurred by Buyer in connection with any of Seller's employee benefit plans, including, without limitation, the termination thereof.

7.7	Access to Records and Personnel After Closing
------------------------------------------------------

	7.7.1	For a period of six (6) years after the Closing Date,
Seller and Seller's Authorized Representatives shall have reasonable access to all books and records related to the Purchased Assets or the Business delivered by Seller to Buyer, and to all Employees having knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to matters as to which Seller is required to provide indemnification under this Agreement or with respect to liabilities retained by Seller. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt such parties' normal business operations. Seller shall be solely responsible for any costs or expenses incurred by Seller pursuant to this Section.

	7.7.2	For a period of six (6) years after the Closing Date,
Buyer and its Authorized Representatives shall have reasonable access to all of Seller's books and records relating to the Purchased Assets or the Business which Seller, or any of its Authorized Representatives, may retain after the Closing Date.
Such access shall be afforded by Seller and its Authorized
Representatives upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section.

7.8	Pro Rates
------------------

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
	All real property Taxes and other Taxes owed due to the ownership of the Purchased Assets or the leasehold interest in the Real Property, and any other amounts due under the Leases and the other Assumed Contracts, shall be pro rated between Seller and Buyer as of the Closing Date.

7.9	Brownfield Application
-------------------------------

	After the Closing Date, Buyer shall reasonably cooperate with Seller in connection with Seller's Application to Participate in Voluntary Remediation Program dated February 10, 1998 together with any amendments, modifications or supplements thereto (the "Brownfield Application"). Buyers cooperation, which shall not be unreasonably withheld, shall be subject to Buyer's analysis of the facts, circumstances and implications of each request for cooperation. All actions taken pursuant to the Brownfield Application or this Section 7.9 shall be at the expense of Seller, and Seller shall promptly reimburse Buyer for any cost or expense incurred by Buyer in connection with the Brownfield Application or this Section.

7.10	Fosterweld Name
-------------------------

	For ten years after the Closing Date, Seller shall not use the "Fosterweld" name for any purpose or in any form, and shall take all actions reasonably required to prevent any other person from using such name.

7.11	Further Assurances
----------------------------

	Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining Consents from any Person from whom a Consent is not obtained on or before the Closing).

7.12	Transfer of Material Permits
--------------------------------------

	Buyer and Seller will cooperate in effecting the transfer of any Material Permits (set out in Disclosure Schedule 4.8.1) that
Buyer will need to operate after the Closing Date. Buyer agrees that after the Closing Date it will assume responsibility to complying with the terms of all Material Permits.



                                   ARTICLE 8

                              Conditions Precedent

8.1	Conditions to Obligations of Buyer
--------------------------------------

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
	The obligation of Buyer to consummate the Transaction is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or part by Buyer to the extent permitted by applicable law.

	8.1.1	Representations and Warranties True

	The representations and warranties of Seller contained in
Article 4 (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Seller pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date.

	8.1.2	Performance

	Seller shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of Closing, including, but not limited to, execution and/or delivery of the documents specified in Section 3.2.

	8.1.3	Bring-Down Certificates

	Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by Seller's President, certifying as to the fulfillment of the conditions specified in Sections8.1.1 and
8.1.2 as they relate to Seller ("Seller's Bring-Down
Certificate").

	8.1.4	No Order or Proceeding

	No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer, Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

	8.1.5	Permits and Consents

		(a)	The Consent of the Board of Directors of Buyer and all
Permits and Consents, if any, described in Seller's Disclosure
Schedule with reference to Section 4.3.5, and in Buyer's
Disclosure Schedule shall have been obtained including, but not limited to, the Assignment, Modification and Consent in form and substance satisfactory to Buyer.

		(b)	All other Permits and Consents necessary or required for
the consummation of the Transaction, the failure of which to obtain would have a Material Adverse Effect, if any, shall have been obtained.

	8.1.6	Release of Liens

	Releases of all Liens upon the Purchased Assets, including but not limited to, Liens in favor of Mellon Bank, N.A. (West
Virginia Secretary of State UCC Filing No. 348569, filed
February 3, 1992; Wood County West Virginia UCC Filing No.82940 filed February 3, 1992) and any other Liens described in Seller's Disclosure Schedule.

	8.1.7	No Material Adverse Change

	There shall have been no changes since the date of this Agreement in the condition of the Purchased Assets or the Business, operations, condition (financial or otherwise), properties, assets or liabilities of Seller related to the Purchased Assets or the Business (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by Seller), except changes contemplated by this Agreement and changes which would not be considered to have, either individually or in the aggregate, Material Adverse Effect.

	8.1.8	Title Policy Commitment

	Buyer shall have received from Title Company a commitment to issue a title policy showing Buyer vested with valid leasehold interest in the Real Property and, assuming Buyer's exercise of the options contained in the Leases, showing Buyer vested with good and marketable title to the Real Property, free and clear of all Liens except for the Permitted Exceptions, insuring title up to such amount and otherwise in form and substance satisfactory to Buyer.

	8.1.9	Satisfactory Due Diligence

	Buyer shall have completed such due diligence review and investigation of the Purchased Assets, the Business and Seller as Buyer shall have deemed necessary, all of which must be satisfactory to Buyer; provided that completion of such review and investigation shall not constitute a waiver by Buyer of any facts or circumstances affecting Seller's representations or warranties in this Agreement or preclude or stop Buyer from asserting any failure or breach of any such representations or warranties or from pursuing any other rights or remedies granted to Buyer by this Agreement or law or equity. Such due diligence review and investigation may include, without limitation, a review and investigation of (i) the environmental condition of the Real Property, the adjacent and nearby real property, and the Purchased Assets; (ii) the condition (financial and otherwise) of the Business, including, but not limited to, the assets, liabilities, earnings and operations related to the Business; (iii) the market opportunities for water transmission pipe, piling and industrial pipe in Seller's market area; (iv) Seller's manufacturing facilities, cost structure, capacity and capital requirements; (v) Seller's customer base; (vi) Seller's work force related to the Business; (vii) existing plant management; (viii) the financial results of the Business for the years 1994 through 1997; (ix) Seller's current backlog; (x) Seller's current assets; (xi) the Assumed Liabilities; (xii) the value of services provided by corporate; (xiii) the Leases and satisfactory renegotiations regarding the purchase of the Real Property; and (xiv) the feasibility of using Seller's sales force to continue to generate international business.

	8.1.10	Escrow Agreement

	Buyer shall have received from Seller and the Escrow Agent duly executed originals or counterparts of the Escrow Agreement.

	8.1.11	Opinion of Counsel

	Buyer shall have received the opinion of counsel described in Section 3.2.

	8.1.12	Other Agreements and Documents

	Buyer shall have received such other agreements, documents, certificates and instruments as Buyer may reasonably request.

8.2	Conditions to Obligations of Seller
--------------------------------------------

	The obligations of Seller to consummate the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable law.

	8.2.1	Representations and Warranties True

	The representations and warranties of Buyer contained in Article5 (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Buyer pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date.

	8.2.2	Performance

	Buyer shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by Buyer prior to or at the time of the Closing including, but not limited to, execution and/or delivery of the documents and funds specified in Section 3.3.

	8.2.3	Buyer's Bring-Down Certificate

	Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by the President of Buyer certifying as to the fulfillment by Buyer of the conditions specified in Sections
8.2.1 and 8.2.2 ("Buyer's Bring-Down Certificate").

	8.2.4	No Order or Proceeding

	No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer or Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

	8.2.5	Permits and Consents

		(a)	The Consent of the Board of Directors of Seller and all
Permits and Consents, if any, described in Seller's Disclosure
Schedule with reference to Section4.3.5 and in Buyer's
Disclosure Schedule shall have been obtained.

		(b)	All other Permits and Consents necessary or required for
the consummation of the Transaction, the failure of which to obtain would have a Material Adverse Effect, if any, shall have been obtained.

8.2.6 Escrow Agreement

	Seller shall have received from Buyer and the Escrow Agent duly executed originals or counterparts of the Escrow Agreement.

8.2.7 Opinion of Counsel

	Seller shall have received the opinion of counsel described in
Section 3.3.

8.2.8 Other Agreements and Documents

	Seller shall have received such other agreements, documents, certificates and instruments as Seller may reasonably request.


                                ARTICLE 9

                          Restrictive Covenants

9.1	Noncompetition and Nonsolicitation
-------------------------------------------

	9.1.1	Seller acknowledges that, on and after the Closing Date,
Buyer will continue to conduct the Business previously conducted by Seller utilizing the Purchased Assets. In order to protect
Buyer, and Buyer's investment in the Purchased Assets, it is necessary that Seller refrain from certain competition with Buyer.

	9.1.2	Seller agrees that: (a)for a period of five (5) years
from the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to manufacture, market or sell in the Restricted Territory (i)spiral weld pipe larger than 24" in diameter, (ii)water transmission pipe larger than 24" in diameter, or (iii)industrial pipe of the types historically produced at the Parkersburg facility, including, but not limited to water, sewer or air duct pipe; and (b)for a period of three
(3) years from the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to manufacture, market or sell pipe piling greater than 24" in diameter in any portion of the United States and Canada east of the Mississippi River. Notwithstanding the foregoing, the restrictions imposed by paragraphs (a) and (b) shall not apply with respect to any pipe or pipe piling purchased by Seller from Buyer for resale.

	9.1.3	As used in this Article9 the term "Restricted Territory"
means the United States and Canada and each other country where the FosterWeld Division has distributed or sold water transmission, industrial and other steel pipe and pipe piling in the last three years.

9.2	Confidentiality
------------------------

	9.2.1	Seller has had access to, and has gained knowledge with
respect to the Business and the Purchased Assets, and the related trade secrets, financial results and information, processes and techniques, plans, research, designs, concepts, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information, which is not generally known to the public (the "Confidential
Information"). The parties acknowledge that unauthorized disclosure or misuse of the Confidential Information following the date of this Agreement may cause irreparable damage to Buyer. The parties also agree that covenants by Seller not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of Buyer. Accordingly, Seller agrees that Seller shall not knowingly disclose directly or indirectly or cause or permit to be used or disclosed any Confidential Information obtained by Seller while Seller was conducting the Business or while Seller owned any of the Purchased Assets; provided, however, that Seller may utilize any information in its possession in connection with activities not prohibited under Section 9.1.

	9.2.2	Nothing in Section 9.2.1 shall prevent Seller from using
or disclosing any such Confidential Information as counsel to Seller advises must be used or disclosed in connection with ongoing litigation or pursuant to applicable law or in the course of a defense of a claim assumed by Seller as an Indemnity
Obligor pursuant to Section 11.4, notice of which disclosure shall be promptly delivered to Buyer.


9.3	Reasonableness of Limitations
--------------------------------------

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
	Seller agrees that the territorial, time and other limitations contained in this Article 9 are reasonable and properly required for the adequate protection of the business and affairs of Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Seller agrees to submit to the reduction of these territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Article is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Seller acknowledges and agrees that such limitation shall remain and be valid in all other jurisdictions.

9.4	Remedies
-----------------

	Seller acknowledges that Buyer may suffer damages incapable of ascertainment in the event the provisions of this Article are breached and that they may be irreparably damaged in the event that the provisions of this Article are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of this Article 9, Seller agrees and consents that, in addition to any and all other remedies available to Buyer, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of any provision of this Article.


                              ARTICLE 10

                   Termination, Amendment and Waiver

10.1	Termination
---------------------

	This Agreement may be terminated at any time prior to the Closing Date:

	10.1.1	By mutual consent of Buyer and Seller;

	10.1.2	By either Buyer or the Seller if Closing of the
Transaction shall not have occurred on or before June 30, 1998
(provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

	10.1.3	By Buyer if any of the conditions specified in
Section 8.1 has not been met or waived by Buyer at such time as such condition is no longer capable of satisfaction (provided Buyer is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

	10.1.4	By Seller if any of the conditions specified in
Section 8.2 has not been met or waived by Seller at such time as such condition is no longer capable of satisfaction (provided Seller is not otherwise in material breach of its representations, warranties covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

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
	10.1.5	By Buyer if there has been a material breach on the part
of Seller of any representation, warranty, covenant or agreement by Seller set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen (15) business days following receipt by Seller of written notice of such breach;

	10.1.6	By Seller if there has been a material breach on the
part of Buyer of any representation, warranty, covenant or agreement by Buyer set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen (15) business days following receipt by Buyer of written notice of such breach;

	10.1.7	By either Buyer or Seller upon written notice given in
compliance with Section 12.3 below if any Governmental Authority of competent jurisdiction shall have issued a final permanent
Order enjoining or otherwise prohibiting the consummation of the Transaction and, in any such case the time for appeal or petition for reconsideration of such Order shall have expired without such appeal or petition being granted.

10.2	Effect of Termination
-------------------------------

	In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement shall forthwith become void and, except for termination pursuant to
Section 10.1.5 or 10.1.6, there shall be no liability on the part of Buyer or Seller or their respective officers or directors;
provided that Sections 4.26 and 5.3, the last sentence of
Section 7.6, and the provisions of Article 12 shall survive the termination.

10.3	Amendment
-------------------

	This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.4	Waiver
----------------

	At any time prior to the Closing Date, the parties hereto may
(i)extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii)waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and (iii)waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such extension or waiver shall be effective only in the particular instance in which it is given.


                               ARTICLE 11

                      Survival and Indemnification

11.1	Survival of Representations, Warranties, Covenants and Agreements
---------------------------------------------------------------------------

	11.1.1	All representations and warranties by Seller contained
in this Agreement (i) shall survive the transfer and delivery of the Purchased Assets, (ii)shall not be diminished or affected by the doctrine of merger, and (iii) shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties contained in Sections 4.8 and
4.11 shall survive until the expiration of the applicable statute of limitations.

	11.1.2	All covenants and agreements by Seller contained in this
Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing
Date until fully performed or discharged.

	11.1.3	All representations and warranties by Buyer contained in
this Agreement shall survive the Closing Date for the duration of the Claims Period.

	11.1.4	All covenants and agreements by Buyer contained in this
Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing
Date until fully performed or discharged.

	11.1.5	Any claim by Seller or Buyer with respect to
representations, warranties, covenants and agreements must be initiated during the Claims Period or such other applicable period as is specified above in this Section 11.1 by submission of a written demand in accordance with the provisions of Section 11.4.1.

11.2	Indemnification by Seller
-----------------------------------

	11.2.1	Seller hereby agrees to defend, indemnify and hold
harmless Buyer from, against and in respect to any Loss suffered or incurred by Buyer by reason of (i) a breach of, or inaccuracy in, any representation or warranty by Seller contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by Seller contained in this Agreement, (iii) subject to Sections11.2.2, 11.2.3 and 11.2.4, any and all Environmental Liabilities, (iv) any of Seller's liabilities of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller (except for the Assumed Liabilities), whether or not covered by insurance, (v) the operation of Seller's business, including, but not limited to, the Business, on or prior to the Closing Date, and (vi)all Proceedings incident to any of the foregoing. Except as provided below, Seller shall be liable under clauses (i) though (v), inclusive, of the preceding sentence only to the extent that the aggregate amount of the Losses incurred by reason of the matters described in such clauses exceeds $350,000.

	11.2.2	With respect to any claim made on or before the tenth
anniversary of the Closing Date for indemnification for Environmental Liabilities relating to any of the conditions, circumstances, processes or events described in the Radiological Survey of the AMAX Site, Parkersburg, West Virginia dated
January 1995 (the "Oakridge Report Environmental Liabilities"),
(i)the limitation set forth in the last sentence of Section
11.2.1 on the amount payable by Seller shall not apply, and Seller shall be liable to the extent that the aggregate amount of the Losses incurred by reason of Oakridge Report
Environmental Liabilities exceeds $50,000, (ii)simultaneously with the payment by Seller to Buyer of the indemnification described above, Buyer shall at Seller's option and request either (A)assign to Seller any and all claims which Buyer has against any other party with respect to the Oakridge Report Environmental Liabilities for which the indemnification has been paid, or (B)enter into a "Mary Carter" or similar agreement wherein Buyer shall file suit against such other parties and Seller shall be equitably reimbursed for the indemnification paid by Seller from any recovery from such party, (iii)Seller shall agree to indemnify Buyer from and against any Loss suffered by Buyer as a result of the prosecution of any claim or action described in clause (ii) above, including all reasonable legal fees and expenses, and any Loss suffered by Buyer as a result of any counterclaim against Buyer resulting therefrom to the extent that such counterclaim asserts matters indemnifiable under Section 11.2.1, (iv)the indemnification required by the immediately preceding clause (iii) shall be paid to Buyer as any such Loss is incurred, but in any event not later than twelve months after Buyer has incurred any such Loss.

	11.2.3	With respect to any claim made after the tenth
anniversary of the Closing Date for indemnification for Oakridge Report Environmental Liabilities, (i)the limitation set forth in the last sentence of Section 11.2.1 on the amount payable by Seller shall not apply, and Seller shall be liable to the extent that the aggregate amount of the Losses incurred by reason of Oakridge Report Environmental Liabilities exceeds $50,000,
(ii)except as provided below, as a condition precedent to the payment by Seller to Buyer of the indemnification described above, Buyer shall have taken all reasonable efforts to proscute and preserve any and all claims which Buyer has against any other party with respect to the Oakridge Report Environmental Liabilities for which the indemnification is being sought and shall have reasonably exhausted its remedies for such claims,
(iii)Seller shall indemnify Buyer from and against any Loss suffered by Buyer as a result of the prosecution of any claim or action described in clause (ii) above, including all reasonable legal fees and expenses, and any Loss suffered by Buyer as a result of any counterclaim against Buyer resulting therefrom to the extent that such counterclaim asserts matters indemnifiable under Section 11.2.1, (iv) the indemnification required by the immediately preceding clause (iii) shall be paid to Buyer as any such Loss is incurred, but in any event, not later than twelve months after Buyer has incurred any such Loss, and (v)Buyer shall equitably reimburse Seller for any indemnification paid by Seller pursuant to clause (iii) above to the extent that Buyer recovers with respect to such Loss from another party.

	11.2.4	With respect to any claim by Buyer for indemnification
for Environmental Liabilities, Seller shall have the right, but not the obligation, to set the standards of remediation and to manage any and all investigative, remediation, response actions or remedial efforts taken at the Real Property in connection with any such claim for indemnification ("Environmental
Activities"); provided, however, that any remediation standards set by Seller and any Environmental Activities undertaken by Seller shall be in compliance with the requirements of Environmental Laws and the dictates of any applicable
Governmental Authority, and shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld by Buyer. Buyer shall grant Seller access to the Real Property in order to conduct Environmental Activities in connection with any claim for indemnification for Environmental Liabilities and shall provide reasonable cooperation in connection with such Environmental Activities. Any access by Seller onto the Real
Property and any and all Environmental Activities conducted by Seller shall be coordinated with, and approved by Buyer, which coordination and approval shall not be unreasonably withheld by Buyer.

11.3	Indemnification by Buyer
----------------------------------

	Buyer hereby agrees to defend, indemnify and hold harmless Seller from, against and in respect of any Loss suffered or incurred by Seller by reason of (i) a breach of, or inaccuracy in, any representation or warranty by Buyer contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by Buyer contained in this Agreement, (iii) the operation of Buyer's business, including the Assumed Liabilities, after the Closing Date, and (iv) all Proceedings incident to any of the foregoing.

11.4	Notification and Defense of Claims or Actions
-------------------------------------------------------

	11.4.1	As used in this Section, any party seeking
indemnification pursuant to this Article11 is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to this Section is referred to as an "Indemnity Obligor." An Indemnified Party which proposes to assert the right to be indemnified under this Article 11 shall, pursuant to the notice provisions of this Agreement, submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification.

	11.4.2	With respect to claims based on actions by third
parties, an Indemnified Party shall, within twenty (20) days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnity Obligor, notify the Indemnity Obligor in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnity Obligor of any such Proceeding shall not relieve the Indemnity Obligor from any liability which it may have to the Indemnified Party, except to the extent that the Indemnity Obligor is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnity Obligor, within ten (10) days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

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	11.4.3	If a third-party claim is made for which an Indemnified
Party is entitled to indemnification pursuant to this Article, the Indemnity Obligor will be entitled to participate in the defense of such claim. If the Indemnity Obligor so chooses, and provided that it acknowledges in writing its obligation to indemnify the Indemnified Party, the Indemnity Obligor may assume primary responsibility for the defense of such claim with counsel selected by the Indemnity Obligor and not reasonably objected to by the Indemnified Party. Should the Indemnity
Obligor assume primary responsibility for the defense of any such claim, the Indemnity Obligor will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.

	11.4.4	If the Indemnity Obligor assumes the defense of a
third-party claim as set forth in Section 11.4.3, then (i) in no event will an Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any such claim without the Indemnity Obligor's prior written consent, which shall not be unreasonably withheld, and (ii) each Indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the Indemnity Obligor does not assume the defense of any such claim, an Indemnified Party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the Indemnity Obligor, on such terms as the Indemnified Party may deem appropriate).

	11.4.5	In the event that any claim for indemnification is made
with respect to any third-party claim pursuant to this Article,
(i) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (ii) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

11.5	Reliance
------------------

	No disclosure by any party ("Disclosing Party") to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement and no such disclosure shall constitute a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties.


                                 ARTICLE 12

                             General Provisions

12.1	Expenses
------------------

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	Seller shall bear all expenses incurred by Seller in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or
other intermediaries or other Persons engaged by Seller.   Buyer
shall bear all expenses incurred by Buyer in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Buyer.

12.2	Public Announcements
------------------------------

	The parties will agree upon the timing and content of the initial press release to be issued describing the Transaction and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulations (in which event, however, the party so required to make such announcement will endeavor in advance to inform the other party regarding the reason for and content of such required announcement). To the extent reasonably requested by any party, each party will hereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing the Transaction.

12.3	Notices, Etc.
-----------------------

	All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:



	If to Seller:                           With a Copy to:

	L. B. Foster Company                    L. B. Foster Company
	415 Holiday Drive                       415 Holiday Drive
	Pittsburgh, PA                          Pittsburgh, PA
	Telephone: 412-928-7842                 Telephone: 412-928-3431
	Facsimile: 412-928-7891                 Facimile: 412-928-7891
	Attn:  President                        Attn:  General Counsel


	If to Buyer:	                           With a Copy To:

	Brian W. Dunham                         Gregory E. Struxness, Esq.
	President                               Ater Wynne Hewitt Dodson
	Northwest Pipe Company                  & Skerritt, LLP
	12005 N. Burgard                        222 S.W. Columbia, Suite 1800
	PO Box 83149                            Portland, OR  97201
	Portland, OR  97283-014	                Telephone:  (503) 226-1191
	Telephone:  (503)285-1400               Facimile:  (503) 226-0079
	Facsimile:  (503)285-6615

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or to such other address as such party shall have designated by notice so given to each other party.

12.4	Attorneys' Fees
-------------------------

	If a Proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such Proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

12.5	Severability
----------------------

	If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired. The foregoing shall be construed to supplement, and not in any way limit, the provisions of Section 9.4.

12.6	Remedies
------------------

	12.6.1	In addition to any other remedies which Buyer may have
at law or in equity, including money damages, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Seller and that subject to any provisions of this Agreement relating to venue, Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

	12.6.2	All rights, powers and remedies provided under this
Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power of remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

	12.6.3	The foregoing provisions of this Section 12.6 shall be
construed to supplement, and not in any way limit, the provisions of Section 9.4.

12.7	No Third-Party Beneficiaries
--------------------------------------

	Subject to Section 12.9 below, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

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12.8	Governing Law
-----------------------

	This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

12.9	Assignment and Binding Effect
---------------------------------------

	12.9.1 Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate of Buyer or to designate any of its Affiliates (to the extent permitted by law) to receive directly the Purchased Assets or to exercise any of the rights of Buyer, or to perform any of its obligations. Except as provided in the preceding sentence, Seller and Buyer shall not voluntarily assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by Seller or Buyer of its respective rights or obligations under this Agreement, whether before or after the Closing, release Seller or Buyer from its respective liabilities and obligations hereunder.

	12.9.2 Buyer shall notify Seller at least three (3) business days prior to the Closing in whose name the Purchased Assets are to be transferred, if other than Buyer. Prior to the Closing, such Affiliate shall execute and deliver to Buyer and Seller representations, warranties and covenants substantially to the effect as set forth in Article 5 hereof.

	12.9.3 Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

12.10	Arbitration
----------------------

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	Except as otherwise provided in this Agreement, all claims,
disputes and other matters in question between the parties to this Agreement arising out of or in any way relating to this Agreement or the breach thereof shall be determined by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree in writing to waive this provision.
Notice of demand for arbitration shall be filed in writing with the other party or parties to this Agreement and with the American Arbitration Association in Chicago, Illinois. The demand shall be made within reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by this Agreement or by the applicable statute of limitations. The arbitration shall be before a single arbitrator mutually agreed upon by the parties who shall interpret this Agreement in accordance with the internal laws of the State of Oregon. In the event that the arbitrator cannot be mutually agreed upon, such arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The opinion of the arbitrator shall be made in writing and mailed to each party within 30 days after the date in which the dispute was referred to arbitration and the determination of the arbitrator(s) shall be final and binding on all parties. All of the costs and expenses of the arbitration shall be borne equally by Buyer and Seller or in such other manner as the arbitrator may determine to be appropriate. The arbitrator shall permit each party to obtain reasonable discovery from the other.

12.11	Entire Agreement
---------------------------

	This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein), constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement) and in the side letter agreement between Buyer and Seller dated as of the date hereof.

12.12	Counterparts
-----------------------

	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.


                      [SIGNATURES ON FOLLOWING PAGE]


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IN WITNESS WHEREOF, this Agreement has been executed and
delivered by the parties set forth below.



	BUYER:	                     Northwest Pipe Company


                             By /s/Brian W. Dunham
                             ----------------------------
                             Brian W. Dunham, President


	SELLER:                     L.B. Foster Company


                             By /s/William S. Cook, Jr.
                             ---------------------------
                             Name: William S. Cook, Jr.
                             Title: Vice President,
                             Strategic Planning and Acquisitions

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